FORM OF FACE OF EXCHANGE NOTE

[*/]

No.$

            12% First Priority Ship Mortgage Exchange Notes Due 2005

          Millenium Seacarriers, Inc., a Cayman Islands corporation, promises to pay to _______________, or registered assigns, the principal sum of ____________ Dollars on July 15, 2005.

          Interest Payment Dates: January 15 and July 15.

          Record Dates: January 1 and July 1.

Additional provisions of this Security are set forth on the other side of this Security.

Dated:

                                           MILLENIUM SEACARRIERS, INC.,

                                             by
                                                  -----------------------
                                                  Chief Executive Officer

                                                  -----------------------
                                                  Secretary

TRUSTEE'S CERTIFICATE OF
AUTHENTICATION

THE FIRST NATIONAL BANK OF MARYLAND,
 as Trustee, certifies that
 this is one of the Securities
 referred to in the Indenture.

  by
   -----------------------------
   Authorized Signatory



*/ If the Security is to be issued in global form add the Global Securities
Legend:

          UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC) ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

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          TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO
          TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC
          OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR'S NOMINEE

If the Security is to be issued in global form add the following schedule:


              SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

          The following increases or decreases in this Global Security have been made:


Date of        Amount of decrease in Principal   Amount of increase in Principal
Exchange       Amount at Maturity of this        Amount at Maturity of this
               Global Security                   Global Security




Principal amount at Maturity of             Signature of authorized officer of
this Global Security following              Trustee or Securities Custodian
such decrease or increase)

















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                      FORM OF REVERSE SIDE OF EXCHANGE NOTE

12% First Priority Ship Mortgage Exchange Note Due 2005


1.   INTEREST

          Millenium Seacarriers, Inc., a Cayman Islands corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "Company"), promises to pay cash interest on the Accreted Value of this Security at the rate per annum shown above. The Company will pay interest semiannually on January 15 and July 15 of each year. Interest on the Securities will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 24, 1998. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Securities plus 1% per annum, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.


2.   METHOD OF PAYMENT

          The Company will pay interest on the Securities (except defaulted interest) to the Persons who are registered holders of Securities at the close of business on the January 1 or July 1 next preceding the interest payment date even if Securities are canceled after the record date and on or before the interest payment date. Holders must surrender Securities to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Securities (including principal, premium and interest) will be made by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no U.S. dollar account maintained by the payee with a bank in the United States is designated by any holder to the Trustee or the Paying Agent at least 30 days prior to the relevant due date for payment (or such other date as the Trustee may accept in its discretion), by mailing a check to the registered address of such holder.


3.   PAYING AGENT AND REGISTRAR

          Initially, The First National Bank of Maryland, a national banking association ("Trustee"), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice. The Company or any of its domestically incorporated Wholly Owned Subsidiaries may act as Paying Agent, Registrar or co-registrar.


4.   INDENTURE

          The Company issued the Securities under an Indenture dated as of July 24, 1998 ("Indenture"), between the Company and the Trustee. The terms of the Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. ss.ss. 77aaa-77bbbb) as in effect on the date of the Indenture (the "Act"). Terms defined in the IndentUre and not defined herein have the meanings ascribed thereto in the Indenture. The Securities are subject to all such terms, and Securityholders are referred to the Indenture and the Act for a statement of those terms.

          The Securities are general secured obligations of the Company limited to $100.0 million aggregate principal amount at maturity (subject to Section
2.06 of the Indenture). The Indenture will contain covenants with respect to (i) limitations on the incurrence of additional indebtedness, (ii) limitations on certain payments, (iii) limitations on restrictions on distributions from subsidiaries (including the Subsidiary Guarantors), (iv) limitations on sales of assets and subsidiary stock, (v) limitations on liens, (vi) limitations on investments, (vii) limitations on business activities, (viii) limitations on sale and leaseback transactions, (ix) limitations on transactions with affiliates, (x) requirements for the provision of financial information, (xi) limitations on mergers, consolidations and certain purchases of assets, (xii) impairment of security interests and (xiii) amendments to security agreements. All these limitations and prohibitions, however, are subject to a number of important qualifications.


5.   OPTIONAL REDEMPTION

          Except as set forth in the next two paragraphs below, the Securities may not be redeemed at the option of the Company prior to July 15, 2003. On and after that date, the Company may redeem the Securities in whole at any time or in part from time to time at the following redemption prices (expressed in


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percentages of Accreted Value), plus accrued interest to the redemption date
(subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date):

          if redeemed during the 12-month period commencing on July 15 of the years set forth below:

       PERIOD                             PERCENTAGE
       ------                             ----------

           2003                              106%
           2004                              100


          In addition, at any time prior to July 15, 2001, the Company may redeem up to 35% of the original principal amount at maturity of Securities with the proceeds of a Public Equity Offering following which there is a Public Market, at any time or from time to time, at a redemption price (expressed as a percentage of Accreted Value) of 112% plus accrued interest to redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the related interest payment date); PROVIDED, HOWEVER, that at least $65.0 million principal amount at maturity of Securities remains outstanding and is held, directly or indirectly by Persons other than the Company and its Affiliates, after each such redemption and that any such redemption occurs within 60 days following the closing of any such Public Equity Offering.

          The Securities may be redeemed, at the option of the Company, at any time as a whole but not in part, on not less than 30 nor more than 60 days' written notice to each Holder, at 100% of the Accreted Value thereof, plus accrued and unpaid interest to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in the event the Company or the Subsidiary Guarantors, as the case may be, has become or would become obligated for reasons outside of its control, and after taking reasonable measures to avoid such obligation, to pay, on the next date on which any amount would be payable with respect to the Securities, any Additional Amounts on the Securities or Subsidiary Guarantees pursuant to the terms and conditions thereof as a result of a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of the Cayman Islands, Liberia or Cyprus (or any relevant jurisdiction, political subdivision or taxing authority thereof or therein), or any change in or amendment to any official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after July 20, 1998; PROVIDED, HOWEVER, that (a) no such notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Company or the Subsidiary Guarantors, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Securities or the Subsidiary Guaranty were then due, and (b) at the time any such redemption notice is given, such obligation to pay Additional Amounts must remain in effect. Prior to any redemption of the Securities, the Company shall deliver to the Trustee or any paying agent an Officer's Certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right to effect such redemption have occurred.


6.   MANDATORY REDEMPTION

          To the extent that, after the close of business on July 31, 1999, the amount of cash and the fair market value (as determined by the Board of Directors in good faith) of securities on deposit in escrow with the Escrow Agent exceeds $5.0 million, Millenium shall use all such remaining Escrowed Proceeds to redeem as much of Securities as can be redeemed with such Escrowed Proceeds at a redemption price equal to the sum of 101% of the Accreted Value of such Securities and the accrued and unpaid interest thereon to the Special Mandatory Redemption Date (as defined below) (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). For purposes hereof, "Special Mandatory Redemption Date" means August 31, 1999.


7.   NOTICE OF REDEMPTION

          Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Securities to be redeemed at his registered address. Securities in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the redemption price of and accrued interest on all Securities (or portions thereof) to be redeemed on the redemption date is deposited with the Paying Agent on or before the redemption date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.


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8.   PUT PROVISIONS

          Upon a Change of Control, any Holder of Securities will have the right to cause the Company to repurchase all or any part of the Securities of such Holder at a repurchase price equal to 101% of the Accreted Value of the Securities to be repurchased plus accrued interest to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the related interest payment date) as provided in, and subject to the terms of, the Indenture.


9.   GUARANTEE

          The payment by the Company of the principal of, and premium and interest on, the Securities is fully and unconditionally guaranteed on a joint and several senior secured basis by each of the Subsidiary Guarantors.


10.  SECURITY

          Securities will be secured by the Mortgages on the Mortgaged Vessels, the security interests created pursuant to the Indenture and the Security Agreements, the Escrowed Property and all the issued and outstanding capital stock of the Subsidiary Guarantors.


11.  DENOMINATIONS; TRANSFER; EXCHANGE

          The Securities are in registered form without coupons in denominations of $1,000 principal amount at maturity and whole multiples of $1,000 principal amount at maturity. A Holder may transfer or exchange Securities in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Securities selected for redemption (except, in the case of a Security to be redeemed in part, the portion of the Security not to be redeemed) or any Securities for a period of 15 days before a selection of Securities to be redeemed or 15 days before an interest payment date.


12.  PERSONS DEEMED OWNERS

          The registered Holder of this Security may be treated as the owner of it for all purposes.


13.  UNCLAIMED MONEY

          If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee for payment.


14.  DISCHARGE AND DEFEASANCE

          Subject to certain conditions, the Company at any time may terminate some or all of its obligations under the Securities and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Securities to redemption or maturity, as the case may be.


15.  AMENDMENT, WAIVER

          Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Securities may be amended with the written consent of the Holders of at least a majority in principal amount at maturity outstanding of the Securities and (ii) any default or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount at maturity outstanding of the Securities. Subject to certain exceptions set forth in the Indenture, without the consent of any Securityholder, the Company, the Subsidiary Guarantors and the Trustee may amend the Indenture or the Securities to cure any ambiguity, omission, defect or inconsistency, or to comply with Article 5 of the Indenture, or to provide for uncertificated Securities in addition to or in place of certificated Securities, or to add guarantees with respect


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to the Securities or to secure the Securities, or to add additional covenants or surrender rights and powers conferred on the Company or the Subsidiary Guarantors, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Securityholder.


16.  DEFAULTS AND REMEDIES

          Under the Indenture, Events of Default include (i) default for 30 days in payment of interest on the Securities; (ii) default in payment of principal on the Securities at maturity, upon redemption pursuant to paragraph 5 or 6 of the Securities, upon acceleration or otherwise, or failure by the Company to redeem or purchase Securities when required; (iii) failure by the Company to comply with other agreements in the Indenture or the Securities, in certain cases subject to notice and lapse of time; (iv) certain accelerations (including failure to pay within any grace period after final maturity) of other Indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $5 million; (v) certain events of bankruptcy or insolvency with respect to the Company and the Significant Subsidiaries; (vi) certain judgments or decrees for the payment of money in excess of $5 million; (vii) a Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee); and (viii) the security interest under the Security Agreements ceases to be in full force and effect for any reason (other than by operation of the provisions of the Indenture and the Security Agreements and certain other reasons specified in this Indenture). If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount at maturity of the Securities may declare all the Securities to be due and payable immediately. Certain events of bankruptcy or insolvency are Events of Default which will result in the Securities being due and payable immediately upon the occurrence of such Events of Default.

          Securityholders may not enforce the Indenture or the Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Securities unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority in principal amount at maturity of the Securities may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Securityholders notice of any continuing Default (except a Default in payment of principal or interest) if it determines that withholding notice is in the interest of the Holders.


17.  TRUSTEE DEALINGS WITH THE COMPANY

          Subject to certain limitations imposed by the Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Securities and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.


18.  NO RECOURSE AGAINST OTHERS

          A director, officer, employee or stockholder, as such, of the Company or the Trustee shall not have any liability for any obligations of the Company under the Securities or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security, each Securityholder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.


19.  AUTHENTICATION

          This Security shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) manually signs the certificate of authentication on the other side of this Security.


20.  ABBREVIATIONS

          Customary abbreviations may be used in the name of a Securityholder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors
Act).


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21.  CUSIP NUMBERS

          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Securities and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Securityholders. No representation is made as to the accuracy of such numbers either as printed on the Securities or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.


22.  HOLDERS' COMPLIANCE WITH REGISTRATION RIGHTS AGREEMENT.

          Each Holder of a Security, by acceptance hereof, acknowledges and agrees to the provisions of the Registration Rights Agreement, including, without limitation, the obligations of the Holders with respect to a registration and the indemnification of the Company to the extent provided therein.


23.  GOVERNING LAW.

          THIS SECURITY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

          THE COMPANY WILL FURNISH TO ANY SECURITYHOLDER UPON WRITTEN REQUEST AND WITHOUT CHARGE TO THE SECURITYHOLDER A COPY OF THE INDENTURE WHICH HAS IN IT THE TEXT OF THIS SECURITY IN LARGER TYPE. REQUESTS MAY BE MADE TO:

                 C/O MAPLES AND CALDER
                 P.O. BOX 309
                 SOUTH CHURCH STREET
                 GEORGE TOWN, GRAND CAYMAN
                 CAYMAN ISLANDS, BRITISH WEST INDIES

                 ATTENTION OF GARETH GRIFFITHS, ESQ.
------------------------------------------------------------


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                                 ASSIGNMENT FORM

To assign this Security, fill in the form below:

I or we assign and transfer this Security to


         (Print or type assignee's name, address and zip code)

         (Insert assignee's soc. sec. or tax I.D. No.)


and irrevocably appoint ___________________ agent to transfer this Security on the books of the Company. The agent may substitute another to act for him.


--------------------------------------------------------------

Date: ________________ Your Signature: _____________________


--------------------------------------------------------------
Sign exactly as your name appears on the other side of this Security.


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                       OPTION OF HOLDER TO ELECT PURCHASE

          IF YOU WANT TO ELECT TO HAVE THIS SECURITY PURCHASED BY THE COMPANY PURSUANT TO SECTION 4.07 OR 4.13 OF THE INDENTURE, CHECK THE BOX:
      ---
                                      /__/

          IF YOU WANT TO ELECT TO HAVE ONLY PART OF THIS SECURITY PURCHASED BY THE COMPANY PURSUANT TO SECTION 4.07 OR 4.13 OF THE INDENTURE, STATE THE AMOUNT OF THE PRINCIPAL AMOUNT AT MATURITY:
$


DATE: __________________ YOUR SIGNATURE: ____________________________
                                        (SIGN EXACTLY AS YOUR NAME APPEARS
                       ON THE OTHER SIDE OF THE SECURITY)


SIGNATURE GUARANTEE:_______________________________________
                          (SIGNATURE MUST BE GUARANTEED BY A
         MEMBER FIRM OF THE NEW YORK STOCK             EXCHANGE OR A COMMERCIAL
BANK OR TRUST COMPANY)